EXHIBIT 10.11

FORM OF

INSURANCE MATTERS AGREEMENT

This Insurance Matters Agreement is dated as of [            ], 2007 by and between VMware, Inc., a Delaware corporation (“VMware”), and EMC Corporation, a Massachusetts corporation (“EMC”). VMware and EMC are sometimes referred to herein separately as a “Party” and together as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article I hereof.

RECITALS

WHEREAS, EMC is the beneficial owner of all the issued and outstanding common stock of VMware;

WHEREAS, the Parties currently contemplate that VMware will make an initial public offering (the “Offering”) of its Class A common stock pursuant to a Registration Statement on Form S-1 filed on April 26, 2007, as amended (the “Registration Statement”) under the Securities Act of 1933, as amended;

WHEREAS, EMC currently contracts with third-party insurers to maintain Insurance Coverage (as defined below) under the Schedule I Insurance Policies (as defined below) for and on behalf of the VMware Entities (as defined below);

WHEREAS, following consummation of the Offering, VMware desires for EMC to continue to maintain Insurance Coverage for and on behalf of the VMware Entities under the EMC Insurance Policies, as more fully set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. (a) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Agreement” means this Insurance Matters Agreement, together with the schedules and exhibits hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person’s property under applicable law.

“EMC Entities” means EMC and its Subsidiaries (other than the VMware Entities), and “EMC Entity” means any one of the EMC Entities in place on the effective date of the Registration Statement and any entity which becomes a Subsidiary of EMC (other than any VMware Entity) after the date hereof.

“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured; or (c) from Insurance Policies.

“Insured VMware Liability” means any VMware Liability to the extent that it is covered under the terms of the Schedule I Insurance Policies or the EMC Insurance Policies in effect prior to the end of the Insurance Transition Period.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Master Transaction Agreement” means the Master Transaction Agreement between the Parties of even date herewith.

“Offering Date” means the date on which the Offering is consummated.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof) or other entity.

“Schedule I” means the first Schedule attached hereto which lists the Insurance Policies to be maintained by EMC on behalf of or for the VMware Entities and premium expenses and/or the methodology for calculating the premium expenses to be paid by VMware for insurance coverage under such Insurance Policies.

“Subsidiary” means, as to any Person, a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“VMware Business” means the business of virtual infrastructure technology presently conducted by VMware, as more completely described in the Registration Statement, or following the Offering Date, such business that is then conducted by VMware and described in its periodic filings with the U.S. Securities and Exchange Commission.

“VMware Entities” means VMware, Inc. and its Subsidiaries, from time to time, and “VMware Entity” means any one of the VMware Entities.

“VMware Liabilities” has the meaning set forth in the Master Transaction Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Action	3.01
EMC	Preamble
EMC Indemnified Person	2.09
EMC Insurance Policies	2.01(a)
Insurance Coverage	2.01(a)
Insurance Expenses	2.01(b)
Insurance Transition Period	2.01(a)
Offering	Preamble
Parties	Preamble
Party	Preamble
Registration Statement	Preamble
Recovery Expenses	2.05
Risk Manager	2.06
Schedule I Insurance Policies	2.01(a)
VMware Covered Parties	2.01(a)
VMware	Preamble

Section 1.02 Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

ARTICLE II

INSURANCE MATTERS

Section 2.01 VMware Insurance Coverage During Transition Period.

(a) The Parties recognize that prior to the Offering Date, EMC has contracted with third-party insurers to maintain insurance coverage under the Insurance Policies listed in Part (a) of Schedule I (the “Schedule I Insurance Policies”) that cover and are for the benefit of, among others, the VMware Entities and their respective directors, officers and employees (collectively, the “VMware Covered Parties”). Throughout the period beginning on the Offering Date and ending upon the termination or expiration of this Agreement in accordance with Article IV hereof (the “Insurance Transition Period”), EMC shall continue to contract with third-party insurers to maintain insurance coverage (the “Insurance Coverage”) under Insurance Policies covering and for the benefit of the VMware Covered Parties (collectively, the “EMC Insurance Policies”; each individually, an “EMC Insurance Policy”), which are comparable to the Schedule I Insurance Policies maintained by EMC covering the VMware Covered Parties prior to the Offering Date.

(b) Except to the extent that EMC allocates a portion of EMC’s insurance costs to the VMware Entities, upon receipt of a written invoice from EMC, VMware shall promptly pay or reimburse EMC, as the case may be, for the VMware Covered Parties’ pro rata portion of the premium expenses and deductibles, any retention amounts and any other costs and expenses (collectively, “Insurance Expenses”) which EMC may incur in connection with the Schedule I Insurance Policies or the EMC Insurance Policies, including but not limited to any retroactive or subsequent premium adjustments, calculated as set forth in Part (b) of Schedule I. Notwithstanding the preceding sentence, (i) VMware shall not be required to pay or reimburse EMC, as the case may be, for retroactive premium adjustments applicable to any period prior to the Offering Date and (ii) the reimbursement of Recovery Expenses shall be subject to Section 2.05 hereof. The written invoice shall set forth in reasonable details the amount and manner of calculation of the Insurance Expenses being charged and the EMC Insurance Policies and the period of Insurance Coverage to which such Insurance Expenses relate. The VMware Covered Parties’ pro rata portion of any deductible or retention amount shall be an amount equal to the full amount of the applicable deductible or retention amount multiplied by the VMware Covered Parties’ applicable pro rata percentage of premium expenses payable to EMC under the EMC Insurance Policies. The VMware Covered Parties’ pro rata portion of other costs and expenses shall be calculated as set forth in Part (b) of Schedule I.

(c) EMC shall provide VMware with prompt written notice of any increase in rates for Insurance Coverage maintained under any EMC Insurance Policy, any premium increase or other material change to any EMC Insurance Policy. VMware shall not be required to pay or reimburse EMC, as the case may be, for any increase of greater than 5% in the applicable rates for Insurance Coverage maintained under any EMC Insurance Policy in any given calendar year during the Insurance Transition Period.

Section 2.02 Cooperation; Payment of Insurance Proceeds to VMware; Agreement Not to Release Carriers. Subject to the provisions of Section 3.5 of the Master Transaction Agreement, each Party shall share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion. EMC, at the request of VMware, shall cooperate with and use its reasonable best efforts to assist VMware in recovering Insurance Proceeds under the Schedule I Insurance Policies or the EMC Insurance Policies for claims relating to the VMware Business, the assets of VMware or VMware Liabilities, whether such claims arise under any Contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before the Offering Date, on the Offering Date or during the Insurance Transition Period, and EMC shall promptly pay any such recovered Insurance Proceeds to VMware. Neither EMC nor VMware, nor any of their respective Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with the other Party’s ability to collect any proceeds payable pursuant to any Insurance Policy. Except as otherwise contemplated by this Agreement or any other agreement between the Parties with effect from the Offering Date, neither EMC nor VMware (and each Party shall ensure that no affiliate of such Party), without the consent of the other Party (such consent not to be unreasonably withheld), shall provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of the other Party (or its Subsidiary) thereunder. However, no right or obligation of either Party arising solely in connection with the recovery or collection of Insurance Proceeds or the provision to any insurance carrier of a release, amendment, modification or waiver of rights pursuant to this Section 2.02 shall (A) preclude any EMC Entity or any VMware Entity from presenting any claim or from exhausting any policy limit, (B) except as otherwise required under the terms of this Agreement, require any EMC Entity or any VMware Entity to pay any premium or other amount or to incur any Liability, or (C) except as otherwise required under the terms of this Agreement, require any EMC Entity or VMware Entity to renew, extend or continue any policy in force.

Section 2.03 VMware Insurance Coverage After the Insurance Transition Period. After the expiration of the Insurance Transition Period, VMware shall be responsible for obtaining and maintaining Insurance Policies in respect of the VMware Entities’ risk of loss and such insurance arrangements shall be separate and apart from the EMC Insurance Policies, provided that nothing herein shall be deemed to be a relinquishment of any rights of a VMware Covered Party under any Schedule I Insurance Policies or EMC Insurance Policies written on an occurrence basis issued prior to the termination of the Insurance Transition Period.

Section 2.04 Deductibles and Self-Insured Obligations. Subject to the provisions of Section 2.01(b), solely with respect to VMware Liabilities and Insured VMware Liabilities, VMware shall reimburse EMC for all amounts necessary to exhaust or otherwise to satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by the Schedule I Insurance Policies or the EMC Insurance Policies to the extent that EMC is required to pay any such amounts.

Section 2.05 Procedures with Respect to Insured VMware Liabilities.

(a) Upon receipt of a reasonably detailed, itemized invoice from EMC, VMware shall promptly reimburse EMC for all amounts reasonably incurred by EMC in pursuing insurance recoveries (“Recovery Expenses”) from the Schedule I Insurance Policies and the EMC Insurance Policies in respect of Insured VMware Liabilities covered by such policies. To the extent any such Recovery Expenses relate to pursuing insurance recoveries in respect of both Insured VMware Liabilities and insured Liabilities of EMC under such policies, VMware shall only reimburse EMC for Recovery Expenses relating to the Insured VMware Liabilities.

(b) The defense of claims, suits or actions giving rise to potential or actual Insured VMware Liabilities shall be managed (in conjunction with EMC’s insurers, as appropriate) by VMware, except such claims, suits or actions giving rise to potential or actual Liabilities of EMC, in which case the defense of such claims, suits or actions shall be jointly managed (in conjunction with EMC’s insurers, as appropriate) by VMware and EMC.

Section 2.06 Risk Managers. During the Insurance Transition Period, each of EMC and VMware shall appoint one of their respective employees as a risk manager (each, a “Risk Manager”) who will have overall responsibility for managing and coordinating the EMC Insurance Policies, including ensuring that there is adequate Insurance Coverage for VMware Covered Parties and for all matters related thereto. The Risk Managers will use their reasonable efforts to consult and coordinate with each other on issues arising under this Agreement with respect to the Insurance Coverage to be maintained for or on behalf of the VMware Covered Parties pursuant to this Agreement.

Section 2.07 Cooperation. EMC and VMware shall cooperate with each other in all respects, and shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this Article II.

Section 2.08 No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any EMC Entity in respect of any Insurance Policy or any other contract or policy of insurance.

Section 2.09 No Liability. VMware does hereby, for itself and as agent for each other VMware Entity, agree that no EMC Entity or its respective directors, officers, agents and employees (each EMC Entity and each of its respective directors, officers, agents and employees, an “EMC Indemnified Person”) shall have any Liability whatsoever as a result of the insurance policies and practices of EMC and its Subsidiaries as in effect at any time prior to the end of the Insurance Transition Period, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise, except for Liabilities resulting from any breach of this Agreement, the Schedule I Insurance Policies or the EMC Insurance Policies on the part of any EMC Indemnified Person, or the gross negligence, bad faith or willful misconduct of any EMC Indemnified Person in connection with this Agreement, the Schedule I Insurance Policies or the EMC Insurance Policies.

Section 2.10 Additional or Alternate Insurance. Notwithstanding any other provision of this Agreement, during the Insurance Transition Period, EMC and VMware shall work together to evaluate insurance options and secure additional or alternate insurance for VMware and/or EMC if desired by and cost effective for VMware and EMC, as determined by the mutual consent of the Parties. Nothing in this Agreement shall be deemed to restrict any VMware Entity from acquiring at its own expense any other Insurance Policy in respect of any Liabilities or covering any period.

Section 2.11 Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Agreement or any related agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in this Agreement or any such related agreement.

ARTICLE III

INDEMNIFICATION

Section 3.01 VMware agrees to indemnify and hold harmless each EMC Indemnified Person from and against any damages related to, and to reimburse each EMC Indemnified Person for all reasonable expenses (including, without limitation, attorneys’ fees) as they are incurred in connection with, pursuing or defending any claim, action or proceeding, (collectively, “Actions”), arising out of or in connection with the EMC Insurance Policies, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise, or this Agreement, but solely to the extent such Action arises out of or relates to the breach by, or the gross negligence, bad faith or willful misconduct of, any VMware Covered Party in connection with this Agreement, the Schedule I Insurance Policies or the EMC Insurance Policies; and provided that, VMware shall not be responsible for any damages incurred by any EMC Indemnified Person that result from any breach of this Agreement, the Schedule I Insurance Policies or the EMC Insurance Policies on the part of any EMC Indemnified Person, or the gross negligence, bad faith or willful misconduct of any EMC Indemnified Person in connection with this Agreement, the Schedule I Insurance Policies or the EMC Insurance Policies.

Section 3.02 EMC agrees to indemnify and hold harmless each VMware director, officer, agent and employee from and against any damages related to, and to reimburse each such individual for all reasonable expenses (including, without limitation, attorneys’ fees) as they are incurred in connection with, pursuing or defending any Action arising out of or related to the breach by, or the gross negligence, bad faith or willful misconduct of, any EMC Indemnified Person in connection with this Agreement or the EMC Insurance Policies; provided that, EMC shall not be responsible for any damages incurred by any VMware director, officer, agent or employee that result from any breach of this Agreement, the Schedule I Insurance Policies or the EMC Insurance Policies on the part of any VMware Covered Party, or the gross negligence, bad faith or willful misconduct of any VMware Covered Party in connection with this Agreement, the Schedule I Insurance Policies or the EMC Insurance Policies.

ARTICLE IV

TERM AND TERMINATION

Section 4.01 Term. Except as otherwise provided in this Article IV or as otherwise agreed in writing by the Parties:

(a) This Agreement shall have a term commencing on the Offering Date and ending on the date that is forty-five (45) days after the date upon which the EMC Entities hold shares of VMware common stock representing less than a majority of the votes entitled to be cast by all holders of such common stock; and

(b) EMC’s obligation to maintain Insurance Coverage for the VMware Entities under the EMC Insurance Policies, and VMware’s obligation to pay or reimburse EMC, as the case may be, for Insurance Expenses which EMC may incur in connection with such Insurance Coverage shall cease as of the applicable date determined in accordance with this Article IV. EMC shall provide VMware with prior written notice of termination of this Agreement pursuant to Section 4.01(a) as soon as reasonably practical after EMC’s determination of the date upon which the EMC Entities hold shares of VMware common stock representing less than a majority of the votes entitled to be cast by all holders of VMware common stock.

Section 4.02 Termination.

(a) VMware may terminate this Agreement at any time, effective as of the last day of a month, provided that (i) VMware has contracted with third-party insurers reasonably acceptable to EMC to maintain insurance coverage under Insurance Policies covering and for the benefit of the VMware Covered Parties, which Insurance Policies, in the reasonable judgment of EMC, provide no less coverage than the EMC Insurance Policies in effect as of the date of such termination and (ii) VMware has given EMC written notice of such termination prior to the first day of such month.

(b) Either Party may terminate this Agreement at any time if the other Party shall have failed to perform any of its material obligations under this Agreement, such Party shall have notified the other Party in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by the other Party of written notice of such failure, effective as of such 30th day.

Section 4.03 Effect of Termination. Other than as required by law, upon the effective date of the termination of this Agreement pursuant to Section 4.02, or upon termination of this Agreement in accordance with its terms, EMC shall have no further obligation to maintain Insurance Coverage under the EMC Insurance Policies in respect of the VMware Covered Parties and VMware shall have no obligation to pay for any Insurance Expenses which EMC may incur in connection with such Insurance Policies or to make any other payments hereunder; provided that, notwithstanding such termination, (i) except to the extent that EMC allocates a portion of its insurance costs to the VMware Entities, VMware shall remain liable to EMC for (1) the VMware Covered Parties’ pro rata portion of those Insurance Expenses and (2) any Recovery Expenses, which EMC has incurred in connection with Insurance Coverage for the benefit of the VMware Covered Parties pursuant to EMC Insurance Policies or Schedule I Insurance Policies for the period prior to the effective date of such termination and (ii) the provisions of Section 2.08, Article III, this Article IV and Article V shall survive any such termination indefinitely.

ARTICLE V

MISCELLANEOUS

Section 5.01 Other Agreements. In the event there is any inconsistency between the provisions of this Agreement and the respective provisions of the Master Transaction Agreement, the provisions of this Agreement shall govern.

Section 5.02 No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto or constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other Party or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.

Section 5.03 Force Majeure.

(a) For purposes of this Section 5.03, “Force Majeure” means an event beyond the control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

(b) Continued maintenance of Insurance Coverage for the benefit of the VMware Covered Parties pursuant to the EMC Insurance Policies may be suspended immediately to the extent caused by Force Majeure. The Party claiming suspension of such Insurance Coverage due to Force Majeure will give prompt notice to the other of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended insurance coverage.

(c) Without limiting the generality of Section 2.08, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.

Section 5.04 Entire Agreement. This Agreement (including the schedules constituting a part of this Agreement) and any other writing signed by the Parties that specifically references or is specifically related to this Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 5.05 Information. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

Section 5.06 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail (with postage prepaid), to the following addresses:

(a)	If to EMC, to:

Office of the General Counsel

176 South Street

Hopkinton, MA 01748

Fax: (508) 497-6915

(b)	If to VMware, to:

Legal Department

3401 Hillview Avenue

Palo Alto, CA 94304

Fax: (650) 475-5101

or to such other addresses or telecopy numbers as may be specified by like notice to the other Party.

Section 5.07 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and shall be governed by the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed entirely in such Commonwealth (without giving effect to the conflicts of laws provisions thereof).

Section 5.08 Severability. If any terms or other provision of this Agreement or the Schedules or exhibits hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

Section 5.09 Third Party Beneficiary. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

Section 5.11 Amendment. This Agreement may only be amended by a written agreement executed by both Parties hereto.

Section 5.12 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

Section 5.13 Authority. Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

EMC CORPORATION

By:
Name:
Title:

VMWARE, INC.

By:
Name:
Title: